Exhibit 10.49
AMENDMENT No. 2
NEXTIER OILFIELD SOLUTIONS INC.
EQUITY AND INCENTIVE AWARD PLAN

WHEREAS, NexTier Oilfield Solutions Inc. (the “Company”) maintains the “NexTier Oilfield Solutions Inc. Equity and Incentive Award Plan” (as amended to date, the “Plan”), which was originally adopted by the Company’s predecessor, Keane Group, Inc. (“Keane”), and approved by its stockholders, to provide equity compensation awards to its key employees;

WHEREAS, in December 2020, the Company amended the Plan to increase the total number of authorized shares by 7 million shares of the Company’s common stock;

WHEREAS, in connection with the merger of C&J Energy Services, Inc.(“C&J”) and Keane, the Company assumed and now maintains the NexTier Oilfield Solutions Inc. (former C&J Energy) Management Incentive Plan (the “MIP”), which was originally adopted by C&J and approved by its stockholders;

WHEREAS, pursuant to Section 11.5 of the MIP, the MIP may be amended by the Board at any time;

WHEREAS, pursuant to Section 11.2 of the Plan, the Plan may be amended at any time by the Board or the Committee;

WHEREAS, the Company desires to amend the MIP to reduce the total number of authorized shares by 4,750,000 million shares of the Company’s common stock, and desires to amend the Plan to increase the total number of authorized shares by 8,055,722 million shares of the Company’s common stock;

NOW THEREFORE, the Company hereby amends Section 2.1(a) of the Plan as follows:

1.Amendment to Section 2.1(a):

“Subject to Section 11.3 and Section 2.1(b), the aggregate number of shares of Common Stock that may be issued or transferred pursuant to Awards under the Plan shall be equal to 26,990,323 shares (the “Authorized Shares”).”

2.The remainder of Section 2.1 of the Plan shall remain unchanged.

3.This Amendment only amends and modifies the Plan to the extent specifically provided herein. All terms, conditions, provisions and references of the Plan that are not specifically modified remain in full force and effect.